DISTRIBUTOR AGREEMENT

Table of Contents

1.	Sale of Shares	2
2.	Client Transactions	7
3.	Services to be Provided by UBS-FS	9
4.	Representations, Warranties and Acknowledgements	9
5.	Compensation	12
6.	Indemnification	13
7.	Treatment of Information Relating to the Parties	15
8.	Subcontracting	18
9.	Amendments to Agreement	19
10.	Duration and Termination of Agreement	19
11.	Anti-Money Laundering and Reporting Responsibilities	20
12.	Arbitration	21
13.	Miscellaneous	21

Exhibit A		A-1
Exhibit B		B-1
Exhibit C		C-1

This Distributor Agreement (together with all exhibits hereto and as supplemented by amendments and addendums from time to time, “Agreement”) is entered into as of March 28, 2022, by and between UBS Financial Services Inc., a Delaware corporation (“UBS-FS”) and UBS Trust Company of Puerto Rico, a Puerto Rico trust company (“UBSTCPR”) as administrator and on behalf of the investment companies listed on Schedule I attached hereto, as amended or supplemented from time to time (each, a “Fund” and, together with UBS-FS, a “Party”).

WHEREAS, UBS-FS is a broker-dealer registered with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 (“1934 Act”);

WHEREAS, each Fund is registered with the SEC as an open-end management investment company under the Investment Company Act of 1940 (“1940 Act”), and wishes to make its shares, which may include shares issued in separate series or classes (the “Shares”), available to the customers of UBS-FS in accordance with the terms set forth in the Fund’s Prospectus (as defined below), as amended or supplemented from time to time;

WHEREAS, each Fund has adopted a Plan of Distribution and Shareholder Servicing (the “Plan”);

WHEREAS, UBSTCPR wishes to appoint UBS-FS, directly and through each of its affiliates as UBS-FS may choose in its sole discretion, and UBS-FS hereby agrees, to act as the non-exclusive distributor of each Fund to sell and arrange for the sale of Shares under the terms and conditions set forth in this Agreement.

THEREFORE, in consideration of the foregoing and the mutual promises contained in this Agreement, the parties agree as follows:

1.	Sale of Shares.

(a)

UBS-FS agrees to sell the Shares on a best efforts basis from time to time during the term of this Agreement as nonexclusive agent of the Funds, in accordance with the terms and conditions of the Prospectus, pursuant to the limitations in Exhibit A and subject to the right of the Funds to temporarily or permanently discontinue the general offering of Shares of any of the Funds; provided, however, that UBSTCPR and UBS-FS will notify the other in writing at least 60 days in advance prior to discontinuing the offering of any Funds or shares offered, and provided further that the failure of UBSTCPR or UBS-FS to provide such notification shall obligate UBS-FS and the applicable Fund to accept orders for such discontinued Funds or Shares until UBS-FS is able operationally to cease offering the Funds or Shares, which period shall not exceed 60 days. UBSTCPR shall not be obligated to sell any particular number of Shares. To facilitate redemption of the Shares by shareholders directly or through dealers, UBS-FS is authorized but not required on behalf of the Fund to repurchase the Shares presented to it by shareholders or dealers at the price determined in accordance with and in the manner set forth in the Prospectus. UBS-FS has the right to discontinue offering any of the Funds at any time. UBSTCPR further agrees to update Exhibit A and Schedule I as necessary from time to time, and to notify UBS-FS at least 45 days in advance of the offering of a new Fund and/or new share class. The notice from UBSTCPR in the immediately preceding sentence must consist of the following: a marked current statutory prospectus, whether in paper format or electronic format, as included in the Fund’s currently effective registration statement (or post-effective amendment thereto) filed with the SEC pursuant to the Securities Act of 1933 (“1933 Act”) (“Prospectus”) or marked current statement of additional information, whether in paper format or electronic format, as included in the Fund’s currently effective registration statement (or post-effective amendment thereto) filed with the SEC pursuant to the 1933 Act (“SAI”) that indicates, in the case of a new Share class, all changes to the Prospectus or SAI resulting from the new share classes and a cover letter describing the changes to the Prospectus or SAI. (The terms “Prospectus” and “SAI” include any information that the Fund files with the SEC under the 1933 Act as a supplement to such prospectus or statement of additional information, respectively.) UBSTCPR further acknowledges and agrees that it may not market or introduce any new Fund or share classes (including shares designed specifically for retirement plans or other specific client segment) to UBS-FS personnel (or those of its affiliates covered hereunder) until such time as UBS-FS approves (in writing) the new Fund and/or share class for distribution through its system. UBS-FS and the Fund or its transfer, shareholder servicing and/or other agent may enter into a separate written agreement to facilitate the transmission of information regarding such accounts through the NETWORKING system of the National Securities Clearing Corporation (“NSCC”) (that agreement and any exhibits thereto, the “NETWORKING Agreement”). The parties agree that once a NETWORKING Agreement is executed, each account served pursuant to this Agreement will be maintained through the NSCC’s NETWORKING system at matrix level 3. UBSTCPR acknowledges and agrees that UBS-FS may rely upon the availability and accuracy of Share Class specific data provided through the NSCC Profile II service. UBSTCPR certifies to the accuracy and completeness of the data provided to and through NSCC Profile II with respect to the Funds and will make best efforts to correct and update information otherwise found to be incorrect. UBSTCPR acknowledges and agrees that processing errors due to errors in accuracy and completeness of data provided by UBSTCPR to and through NSCC Profile II may result in a loss to UBS-FS that will be subject to indemnification by the Funds. Until such time as a NETWORKING Agreement is executed, each account served pursuant to this Agreement will be maintained in accordance with the procedures set forth in that certain Sub-Transfer Agency And Shareholder Services Agreement dated March 28, 2022 by and between BNY Mellon Investment Servicing (US) Inc., and UBSTCPR, as transfer agent of each Fund, a copy of which is attached hereto as Schedule II.

(b)

UBS-FS and UBSTCPR agree that UBS-FS may sell the Shares through the wrap-fee programs sponsored by UBS-FS and listed in Exhibit C (each, a “Program” or, together, the “Programs”), which UBS-FS may amend at any time in its sole discretion upon written notice to UBSTCPR, and subject to the compensation terms as described in Section 5 of this Agreement. UBS-FS and UBSTCPR agree (1) that clients of UBS-FS who participate in any of the Programs (“Program Clients”) may purchase the Shares and (2) to allow Shares that Program Clients have purchased outside the Programs to be brought within a Program, subject to the terms and conditions of this Agreement. The terms and conditions of this Agreement will apply to the Shares in the Programs unless otherwise agreed to in writing by the parties.

UBS-FS and UBSTCPR agree that all Program-related transactions that are effected pursuant to this Agreement will be made as to all Programs (1) without any initial sales charges, loads, transaction fees, contingent deferred sales loads, or any fee charged to exchange the Fund’s Shares for shares of another Fund, but UBS-FS will be entitled to receive services fees as set forth in Section 5 hereof, (2) for discretionary investment advisory Programs, no minimum amount will be required to make an initial or subsequent purchase or redemption of Shares (whether by direct investment or exchange), (3) for all other Programs, no minimum amount will be required to make subsequent (additional) purchase or redemption of Shares (whether by direct investment or exchange). No redemption fees will be assessed in connection with any transaction in Program accounts including any short-term redemption fees and/or any fees related to minimum holding period of Fund Shares.

For the avoidance of doubt, the provisions in the immediately preceding subsections shall govern all transactions related to Program Accounts, including, but not limited to, transactions initiated pursuant to (i) the portfolio manager’s discretionary management of the accounts in each Program, (ii) automated

Program services imposed at the direction of the Program Clients, and (iii) termination of Program Accounts.

UBS-FS and UBSTCPR agree that Program Clients may be offered Shares at net asset value (“NAV”) pursuant to this Agreement. UBSTCPR agrees to notify UBS-FS promptly of any change to any Fund’s Prospectus or SAI that changes the requirements for offering the Shares to Program Clients at net asset value.

UBS-FS and UBSTCPR further agree that UBS-FS may sell the Fund’s advisory, investor, or similar share class to its retail brokerage clients without a sales charge, load or 12b-1 distribution/service fee (such shares when sold to retail brokerage clients, “Clean Shares”), subject to the compensation terms set forth in Section 5 of this Agreement. UBS-FS shall be authorized to charge commissions to its clients with respect to brokerage transaction in Clean Shares. The Fund represents and warrants that it will amend the Prospectus and/or SAI as necessary to disclose that broker-dealers may charge commissions on brokerage transactions in Clean Shares. The Fund further agrees that it will waive any minimum purchase requirements for Clean Shares purchased in brokerage accounts.

(c)

With regard to each transaction in Shares for, and any services provided to, a client: (i) UBS-FS will act as agent for its client, and in no circumstances will UBS-FS be authorized by this Agreement to act as agent for any Fund; (ii) UBS-FS will initiate transactions only upon the client’s order; (iii) the Fund will effect transactions only upon receiving instructions from UBS-FS as agent for its client; (iv) as between UBS-FS and its client, the client will have full beneficial ownership of all Shares; and (v) each transaction will be for the client’s account and not for UBS-FS’ own account, and will be without recourse to UBS-FS. UBS-FS will maintain with the Fund’s shareholder servicing agent separate accounts for each client who purchases Shares pursuant to this Agreement. Notwithstanding the foregoing. UBSTCPR hereby appoints UBS-FS as each Fund’s agent for the limited purpose of accepting orders of purchase and redemption by clients and receipt by UBS-FS shall therefore constitute receipt by the Fund of such orders for purposes of determining the net asset value at which such orders will be executed. Except as specifically set forth herein, nothing in this Agreement will be deemed or construed to make UBS-FS a partner, employee, representative, or agent of any Fund or to create a partnership, joint venture, syndicate, or association between or among any Fund and UBS-FS. Neither this Agreement nor the performance of the services of the parties hereunder will be considered to constitute an exclusive arrangement by either Party UBSTCPR understands and agrees that UBS-FS may offer the Shares pursuant to this Agreement to clients through certain affiliates and subsidiaries, provided that UBS-FS shall be responsible for and obligated by the actions of any such affiliates or subsidiaries as if they were the actions of UBS-FS itself.

(d)

UBS-FS agrees to make Shares available to its clients only at their current offering price, as determined in accordance with each Fund’s Prospectus and SAI. UBS-FS assumes no responsibility or liability for the determination of that offering price. UBS-FS agrees to deliver or cause to be delivered to each client, at or prior to the time of any purchase of Shares of the applicable Fund, a copy of the Prospectus of the Fund, unless such Prospectus already has been furnished to the client. UBS-FS agrees to deliver or cause to be delivered, upon request by a client, a copy of the SAI of the applicable Fund. UBS-FS agrees to place orders for Fund Shares only to cover purchase orders that UBS-FS has previously received from its clients. UBS-FS will not withhold placing client’s orders so as to profit itself as a result of such withholding (for example, by a change in the applicable Fund’s net asset value from that used in determining the offering or redemption price to UBS-FS’ clients). Notwithstanding any other provision of this Agreement, UBS-FS may assess a transaction fee against its clients upon the purchase, exchange, or redemption of Fund Shares for the execution of such orders. Further, UBS-FS agrees to cooperate with reasonable efforts by the Funds to assure themselves that UBS-FS has implemented effective compliance policies and procedures administered by qualified personnel including, without limitation: permitting the Funds to become familiar with UBS-FS’ operations; permitting the Funds to maintain an active working relationship with compliance personnel of UBS-FS; and making UBS-FS personnel and applicable policies and procedures, or summaries thereof, available to such audit personnel as the Funds may designate to audit the effectiveness of their compliance controls. The applicable Fund shall bear any expenses incurred by UBS-FS in connection with any request by such Fund pursuant to the immediately preceding paragraph. If UBS-FS clients submit Share certificates for transfer, UBS-FS, if UBS-FS accepts the certificates into custody, will deposit such certificates, properly endorsed, with the Fund or its agent in accordance with the NETWORKING Agreement, applicable NSCC rules and procedures, and any other procedures that the parties may agree upon from time to time.

(e)

UBSTCPR agrees that it will provide UBS-FS or its designated agent with sufficient quantities of each current Fund Prospectus, including any amendments or supplements thereto, and that any updates, amendments or supplements to the Prospectus will be provided to UBS-FS or its designated agent by UBSTCPR at the time of any such update, amendment or supplement, with instructions to cease distribution of any prior versions of such Prospectus then in stock and to mail the updated Prospectus to all existing Fund shareholders. The cost of producing and delivering to UBS-FS or its designated agent such Prospectuses, amendments and/or supplements shall be borne by the applicable Fund. UBSTCPR represents that each Fund currently has an errors and omissions insurance policy of at least $5 million and agrees to provide certification to UBS-FS of the coverage and status of this policy. UBS-FS will not accept conditional orders for Fund shares. All orders are subject to acceptance or rejection by UBS-FS or the Fund in either’s sole discretion.

(f)

UBSTCPR shall provide 60 days written notice to notify UBS-FS pursuant to the immediately following sentence of every material change in a Prospectus or SAI that may affect UBS-FS’ compliance with the terms of this Agreement and applicable law and regulations, including, but not limited to, changes to the terms of the share classes, NAV programs and retirement plans. This written notice shall be addressed to the address provided in Section 13 of this Agreement and shall consist of a cover letter summarizing the changes and a marked Prospectus or SAI that shows the changes.

(g)

Each Party agrees to comply with all applicable federal and state laws, rules, and regulations (“Applicable Law”), and agrees to maintain systems, procedures and/or policies in place reasonably designed to ensure that it complies with the terms of this Agreement, the Prospectus requirements, and Applicable Law. UBSTCPR will advise UBS-FS in writing of the states and jurisdictions in which Shares may be offered and sold either pursuant to a notice filing or other qualification for sale under, or exempt from the requirements of, applicable laws. UBS-FS agrees to make Fund Shares available only to its clients who reside in such states and jurisdictions. UBSTCPR immediately will advise UBS-FS in writing if any such eligibility of Fund Shares or sales through qualification or otherwise is terminated or if UBSTCPR wishes to prevent UBS-FS from placing purchase orders on behalf of its clients who reside in a particular state or jurisdiction. UBS-FS may rely solely on UBSTCPR representations regarding the registration or qualification of Fund Shares. UBS-FS agrees to maintain its broker/dealer registration and qualifications and its Financial Industry Regulatory Authority (“FINRA”) membership in good standing throughout the term of this Agreement. UBS-FS agrees to notify the Fund promptly in the event that it ceases to be a member in good standing of FINRA or to be registered as a broker/dealer under the 1934 Act. Each Party agrees to abide by all of the rules and regulations of FINRA, including, without limitation, FINRA’s Conduct Rules; in particular, Rule 2341 thereof is deemed a part of and is incorporated by reference into this Agreement. Unless required by a Fund’s Prospectus or by any Applicable Law, certificates evidencing Shares will not be available, and any transaction in Shares will be effected and evidenced by book-entry on the records maintained by the Fund’s transfer agent.

(h)

UBSTCPR acknowledges that UBS-FS has or may institute certain policies regarding UBS-FS clients and Financial Advisors establishing new mutual funds accounts on a subscription basis where UBS-FS is named the broker-dealer of record (“direct held” or “Level 0” accounts). UBS-FS reserves the right, upon proper notice to clients and UBSTCPR, to resign as broker dealer of record on any direct-held accounts where, pursuant to terms of a UBS-FS policy, the UBS-FS financial advisor is no longer authorized to service the account. Further, UBSTCPR will make reasonable commercial efforts to reject any new applications for direct held accounts where UBS-FS is listed as broker dealer of record, upon receipt of instruction from UBS-FS.

(i)	UBS-FS may send out periodic requests for information regarding the Fund. UBSTCPR will make reasonable efforts to respond to these requests within 30 days of receipt.

(j)

The services furnished by UBS-FS hereunder are not to be deemed exclusive and UBS-FS shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

2.	Client Transactions.

(a)

Orders for the purchase of Fund Shares shall be executed at the then current public offering price per share (i.e., the net asset value per share plus the applicable sales charge, if any) and all orders for the redemption of any Fund Shares shall be executed at the net asset value per share less the applicable deferred sales charge, redemption fee or similar charge or fee, if any. Specifically, orders to purchase and redeem shares of the Fund received by UBS-FS from clients prior to 4:00 p.m. Eastern Time on any day that the Fund is open for business (“Day 1”) will be transmitted to the Fund or the transfer agent for the Fund (the “TA”) no later than 9:00 a.m. Eastern Time on the next day that the Fund is open for business (“Day 2”) (such purchases and redemptions are referred to as “Day 1 Trades”). Orders to purchase and redeem shares of the Fund received by UBS-FS from clients after 4:00 p.m. Eastern Time on Day 1, but prior to 4:00 p.m. Eastern Time on Day 2, will be transmitted to the Fund or the TA no later than 9:00 a.m. Eastern Time on the second day that the Fund is open for business following Day 1 (such purchases and redemptions are referred to as “Day 2 Trades”). Day 1 Trades will be effected at the net asset value of the Fund’s Shares calculated as of the close of business on Day 1, and Day 2 Trades will be effected as of the close of business on Day 2. UBSTCPR agrees that, consistent with the foregoing, Day 1 Trades will have been received by the Fund or the TA prior to the close of business on Day 1 for all purposes, including without limitation, effecting distributions.

(b)

UBSTCPR understands that UBS-FS has in place a sales policy with respect to Class B and Class C shares of all funds it offers for sale that, among other things: (i) prohibits soliciting or recommending Class B share purchases in the amount of $50,000 to $249,999; (ii) requires that any unsolicited Class B share purchases in the amount of $50,000 to $249,999 be accompanied by an executed client disclosure letter; and (iii) prohibits single Class B share purchases in the amount of $250,000 or more, whether solicited or unsolicited; (iii) prohibits selling or recommending Class C share purchases in the amount of $1,000,000 or at such breakpoint where Class A shares are offered at NAV or in circumstances where another share class is more suitable based on the client’s anticipated holding period. UBSTCPR understands and agrees that UBS-FS may, from time to time, implement additional internal compliance policies that may affect, among other things, the sale of the Shares covered hereunder. Notwithstanding any provision to the contrary, written notice of such policies and procedures will be deemed to be adequate notice to UBSTCPR without further requirement that UBSTCPR approve or agree to such policies or restrictions.

(c)	In the event that UBSTCPR detects trading patterns that it believes indicate that one or more clients are engaged in market timing activities and so notifies UBS-

FS, or if UBS-FS detects such trading patterns, UBS-FS will take reasonable steps to assist UBSTCPR in deterring such market timing activity. UBSTCPR acknowledges that (i) UBS-FS has adopted policies and procedures that are reasonably designed to prohibit financial advisors from engaging in or facilitating market timing or excessive trading in mutual funds and (ii) unless otherwise agreed to in writing by both parties, UBS-FS is not obligated to monitor customer trading activity pursuant to the Fund’s market timing policies. If UBS-FS detects a pattern of purchases, redemptions and/or exchanges of Shares that appears to evidence market timing, UBS-FS shall promptly notify UBSTCPR in writing of such pattern. UBS-FS shall monitor purchases, redemptions and exchanges based on UBS-FS’ determination, in its sole discretion, of the definition of market timing. For the avoidance of doubt, this paragraph 2(c) shall not apply to trading in the Programs. While UBS-FS will monitor for market timing pursuant to its own parameters, the parties acknowledge that UBS-FS provides UBSTCPR with sufficient information to apply its own market timing surveillance and that the ultimate responsibility for market timing monitoring is each Fund’s.

(d)

UBS-FS agrees to provide certain information on the books and records of UBS-FS to UBSTCPR solely for the purpose of facilitating each Fund’s compliance with SEC Rule 22c-2 under the 1940 Act (“Rule 22c-2”). UBSTCPR acknowledges and agrees that UBS-FS will only provide such information regarding a client that UBS-FS is permitted to provide without client consent under applicable laws, rules and regulations. If the requested information is not on the books and records of UBS-FS, UBS-FS agrees to (i) provide or arrange to provide to UBSTCPR the requested information from shareholders who hold an account with an Indirect Intermediary (as defined below); or (ii) if directed by UBSTCPR, block further purchases of Fund Shares from such Indirect Intermediary. In such instance, UBS-FS agrees to inform UBSTCPR whether it plans to perform action (i) or (ii). Communications delivered pursuant to this Section 2(d) must be in writing and in a format mutually agreed upon by the parties; and to the extent practicable, the format for any transaction information provided to UBSTCPR shall be consistent with the NSCC Standardized Data Reporting Format. Such requests shall set forth the specific period for which transaction information is sought; however, such period may not extend earlier than one year from the date of request. UBSTCPR shall not request transaction information more frequently than quarterly except where an account has experienced unusual levels or patterns of volatility that appear to be inconsistent with the Fund’s established policies. UBSTCPR shall refrain from making unduly costly or burdensome requests pursuant to this Section 2(d). UBSTCPR shall not use the information received from UBS-FS for any purpose other than to comply with Rule 22c-2, and such other applicable laws, rules and regulations. UBS-FS and UBSTCPR agree to amend this Section 2(d) to the extent necessary to conform with Rule 22c-2, as amended from time to time. For purposes of this Section 2(d), an “Indirect Intermediary” shall have the same meaning as in Rule 22c-2. UBSTCPR agrees to cause each Fund to reimburse UBS-FS for reasonable costs associated with complying with such requests.

3.

Services to be Provided by UBS-FS. UBS-FS agrees to distribute Fund Prospectuses, updated Fund Prospectuses, proxy materials and other shareholder communications to clients in accordance with applicable regulatory requirements, except to the extent UBSTCPR expressly undertakes in writing to do so. In addition, UBS-FS will render or cause to be rendered ongoing services to, and maintenance of shareholder accounts for clients who hold Shares. These services may include but are not limited to:

(a)	Providing clients with SAIs, educational publications and other Fund information;

(b)	Helping clients to complete Fund forms and to designate and update dividend options, account designations, and mailing addresses;

(c)	Processing telephonic, mail and in-person inquiries regarding the Fund;

(d)	Researching and providing historical activity information about Shares for periods prior to client’s purchase of such Shares;

(e)	Coordinating bank-to-bank wire transfers in connection with transactions in Shares, on transfers for which no separate fee is charged to clients; and

(f)	Providing such other assistance and support to clients as the parties may agree upon from time to time.

In no event shall such services include investment advice.

4.	Representations, Warranties and Acknowledgements.

(a)	Each of the parties hereto hereby represents and warrants to each other party that:

(i)	the person executing this Agreement on behalf of each party is duly authorized to execute and deliver this Agreement on behalf of the party; and

(ii)

it has, in connection with each Fund’s Agreement to pay UBS-FS the applicable Distribution Support Fee (as defined in Section 5), taken all steps necessary to comply with regulatory and disclosure requirements regarding payment of the Distribution Support Fee.

(b)

Each of UBS-FS and UBSTCPR hereby represents and warrants to each other that it is in compliance with the applicable rules and regulations that apply to brokerage fee arrangements between mutual fund companies and broker-dealers, has established policies and procedures reasonably designed to ensure compliance with such applicable rules and regulations, and has distributed adequate disclosure pursuant to such rules and regulations to all recipients entitled to such information.

(c)	UBSTCPR hereby represents and warrants to UBS-FS that:

(i)	a copy of each Fund’s Prospectus has been furnished to each client who opens an account directly with such Fund and thereafter transfers those shares into a UBS-FS brokerage account;

(ii)	each Fund’s Prospectus contains appropriate disclosure regarding fees that may be charged by independent brokers;

(iii)

each Fund’s Shares have been registered or qualified for sale under the federal securities laws and that appropriate notice filings or other qualifications have been made under the securities laws of those states and jurisdictions in which UBSTCPR has advised UBS-FS that such Shares may be offered and sold, and that each Fund’s registration statement complies in all material respects with applicable regulatory and disclosure requirements, and that, absent written notice to the contrary, UBS-FS will assume that shares of each Fund are registered in every state and jurisdiction that requires registration prior to sale;

(iv)	payment of the Distribution Support Fee will not violate the provisions of any contracts or agreements to which it or the Funds are a Party;

(v)	it fully complies with the provisions of Rule 12b-1 of the 1940 Act;

(vi)

it has established and maintains an anti-money laundering program and/or procedures in accordance with all applicable laws, rules and regulations of its own jurisdiction including, where applicable, the Bank Secrecy Act (as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and will adopt appropriate policies, procedures and internal controls to be fully compliant with any additional laws, rules or regulations, including the Bank Secrecy Act, to which it may become subject, to the extent applicable to any of the Fund’s activities under this Agreement.

In addition, UBSTCPR acknowledges receipt of UBS-FS’ Non-Cash Compensation Policy and agrees to comply with this policy and provide prompt notice to UBS-FS if the Fund becomes aware of activity that may constitute a violation of this policy;

(vii)

None of the Funds, UBSTCPR or any principal underwriter of the Funds has a written or oral agreement or understanding under which the Funds direct or are expected to direct portfolio securities transactions (or any commission, markup or other remuneration resulting from any such transaction) to a broker or a dealer in consideration for the promotion or sale of shares issued by the Funds;

(viii)

each Fund has filed a notification of election on Form N-18F-1 notifying the SEC that it has committed to pay in cash all requests for redemption by any shareholder of record subject to the limitations set forth in rule 18f-1 under the 1940 Act; and

(ix)

none of the Funds have any accounts with UBS-FS where brokerage commissions as defined in FINRA Rule 2341 are generated and will not open any such accounts. It shall also use best efforts to prevent any “covered accounts” as defined in FINRA Rule 2341 to be opened at UBS-FS by the Fund’s advisor or affiliates and will promptly notify UBS-FS if any such account is opened.

(d)	UBS-FS represents and warrants to UBSTCPR that:

i)	it and the persons executing this Agreement on its behalf are duly authorized to execute and deliver this Agreement on behalf of UBS-FS;

ii)

it is in compliance with the applicable rules and regulations that apply to brokerage fee arrangements between mutual fund companies and broker-dealers, has established policies and procedures reasonably designed to ensure compliance with such applicable rules and regulations, and has distributed adequate disclosure pursuant to such rules and regulations to all recipients entitles to such information;

iii)

it is duly registered as a broker/dealer under the 1934 Act; that it is qualified to act as a broker/dealer in the states and jurisdictions where it transacts business; that, to its knowledge, it is a member in good standing of FINRA; and that UBS-FS or an affiliate is in compliance with the applicable conditions and qualifications set forth in Rule 2341(k) of the Conduct Rules of FINRA, as amended from time to time, which enable a member of FINRA to offer or sell shares of the Funds;

iv)

it has established and maintains an anti-money laundering program and/or procedures in accordance with all applicable laws, rules and regulations of its own jurisdiction including, where applicable, the Bank Secrecy Act (as amended by the PATRIOT Act). UBS-FS further represents that it will adopt appropriate policies, procedures and internal controls to be fully compliant with any additional laws, rules or regulations, including the Bank Secrecy Act, to which it may become subject; UBS-FS applies, and will continue to apply, its anti-money laundering program and/or procedures to all clients/investors, and will take appropriate steps in accordance with the laws of its own jurisdiction to ensure that all required relevant documentation is retained, including identification relating to those customers/investors; and UBS-FS represents that it complies with the United States regulations imposed by the Treasury Departments’ Office of Foreign Assets Control (“OFAC”) including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, which prohibit, among other things, the engagement in transactions with, holding the securities of, and the provision of services to certain embargoed foreign countries and specially designated nationals, specially designated narcotics traffickers, terrorist sanctions, and other blocked parties; and

v)

it has policies, procedures and internal controls reasonably designed to (i) identify frequent trading in Shares; (ii) prevent any order received by it after the close of trading on the New York Stock Exchange from being executed; and (iii) comply with all other purchase, redemption or exchange restrictions and requirements stated in the Prospectus or SAI. Upon receiving a request from UBSTCPR, UBS-FS agrees to provide the Funds with a certificate that certifies that that it has policies, procedures and internal controls as described in the immediately preceding sentence.

5.	Compensation.

(a)

In return for providing the services set forth in this Agreement, UBS-FS will collect the gross proceeds from the sale of Shares and will pay the applicable Fund the net asset value of the Shares, retaining sales commissions and sales loads and 12b-1 asset-based service fees for assets in shares other than Clean Shares, calculated in the manner set forth in the Prospectus. For the avoidance of doubt, UBS-FS will not charge sales commissions and sales loads and 12b-1 fees on retail brokerage transactions or holdings in Clean Shares.

(b)

UBSTCPR agrees to make certain cash payments to UBS-FS in connection with its distribution of funds, including without limitation the distribution of Clean Shares. Such payments would be paid in consideration of distribution, marketing support and other services (“Distribution Support Services”) to be provided to the Funds by UBS-FS. Specifically, UBSTCPR agrees to pay the amounts set forth on Schedule I hereto (as such Schedule I may be updated from time to time).

(c)

UBSTCPR will cause the Funds to make each quarterly payment as described in this Section 5 within 30 days of the end of the applicable calendar quarter upon receipt of an itemized invoice from UBS-FS. Additionally, for any invoiced amounts, UBSTCPR shall rely on UBS-FS calculations and records. UBSTCPR will have seven business days to review and contest any invoices. Any invoices that are not contested within seven business days are agreed to be considered correct. The parties agree that the Distribution Support Fee applies to all assets covered by this Agreement with the exception of Qualified Plan assets held at financial institutions other than UBS-FS or its affiliates, and Qualified Plan and IRA assets in the PACE Select program and discretionary advisory programs.

(d)

In the case of Shares sold with a sales charge, clients may be entitled to a reduction in sales charges on purchases made under a letter of intent (“Letter of Intent”) in accordance with the Prospectus of the applicable Fund. In such case, UBS-FS’ sales loads and 12b-1 fees will be paid based upon the reduced sales charge, but an adjustment will be made as described in the Prospectus of the applicable Fund to reflect actual purchases of the client if such client should fail to fulfill their Letter of Intent. The sales loads and 12b-1 fees may be changed only upon reasonable advance written notice to UBS-FS. Further, clients also may be entitled to a reduction in sales charges on purchases made through a right of accumulation in accordance with the Prospectus of the applicable Fund. Under a right of accumulation, clients are permitted to purchase shares of the Fund at the then current public offering price per share applicable to the total of (i) the dollar amount of Shares then being purchased, plus (ii) an amount equal to the then current net asset value or public offering price originally paid per Share, whichever is higher, of the client’s combined holdings of the Shares of the Fund and of any other open-end registered investment company as may be permitted by the Prospectus of the applicable Fund. In such case, UBS-FS agrees to furnish to UBSTCPR or the TA sufficient information to permit the Fund’s confirmation of qualification for a reduced sales charge, and acceptance of the purchase order is subject to such confirmation. Further, UBS-FS agrees to advise UBSTCPR promptly as to amounts of any and all purchases of Fund shares made by UBS-FS, as agent for its Clients, qualifying for a reduced sales charge.

(e)

For any communication to Fund shareholders that UBS-FS makes on behalf of UBSTCPR pursuant to this Agreement, UBSTCPR will provide UBS-FS with copies of the communications in amounts as UBS-FS may reasonably request and UBSTCPR will cause the Funds to reimburse UBS-FS for all reasonable out-of-pocket expenses that UBS-FS incurs in mailing such shareholder communications, including the cost of any mailing agent. In addition, UBSTCPR will cause the Funds to reimburse UBS-FS for any reasonable out-of-pocket costs it incurs to receive, tabulate, and transmit proxies.

(f)

Upon execution of an amendment as required under this Agreement, the parties may change or discontinue any fee schedule or agree on a revised schedule. With respect to services provided after the effective date of any change in or discontinuance of a fee schedule, any fees will be allowable or payable to UBS-FS only in accordance with such change, discontinuance, or termination. Services provided before the effective date of any such change, discontinuance, or termination will be subject to the fee schedule that was in effect at the time the services were provided. UBSTCPR hereby agrees to notify UBS-FS in writing of any change in the amount of 12b-1 fees paid to UBS-FS pursuant to paragraph (a) of this Section 5.

6.	Indemnification.

(a)

UBSTCPR will cause each Fund to indemnify and hold harmless UBS-FS, each director, officer, employee, and agent of UBS-FS, and each person who is or may be deemed to be controlling, controlled by or under common control with UBS-FS from and against any and all direct and indirect claims, damages, losses, liabilities, or expenses (including the reasonable costs of investigation and reasonable attorney’s fees) resulting from (i) the willful misconduct or negligence, as measured by industry standards, of the applicable Fund, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement; (ii) any violation of any law, rule, or regulation relating to the registration or qualification of Shares of the applicable Fund; (iii) any untrue statement, or alleged untrue statement, of a material fact contained in the applicable Fund’s registration statement or any offering documents, sales literature, or marketing materials that the applicable Fund or any of its affiliates provide to UBS-FS or to Information Vendors (as defined below), or any omission, or alleged omission, to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (iv) any breach or violation of the representations, warranties, or covenants set forth in Exhibit B hereto; or (v) any breach or violations of the agreements contain in Paragraph 1(f); provided, however, that no Fund will be liable for indemnification hereunder to the extent that any claim, damage, loss, liability, or expense results from the willful misconduct or negligence, as measured by industry standards, of UBS-FS or its affiliates. This right of indemnification will survive the termination of this Agreement.

(b)

UBS-FS will indemnify and hold harmless each Fund and each director, officer, employee, and agent of the applicable Fund and each person who is or may be deemed to be controlling, controlled by or under common control with the applicable Fund, from and against any and all direct and indirect claims, damages, losses, liabilities, or expenses (including the reasonable costs of investigation and reasonable attorney’s fees) resulting from (i) the willful misconduct or negligence, as measured by industry standards, of UBS-FS, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or (ii) any untrue statement, or alleged untrue statement, of a material fact contained in offering documents, sales literature, or marketing materials that UBS-FS or any of its affiliates produces and provides to clients who are Fund shareholders, or any omission, or alleged omission, to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that UBS-FS will not be liable for indemnification hereunder to the extent that any claim, damage, loss, liability, or expense results from the willful misconduct or negligence, as measured by industry standards, of the applicable Fund or its affiliates. This right of indemnification will survive the termination of this Agreement.

(c)

If any action, suit, or proceeding is initiated against any party indemnified hereunder (“Indemnified Party”) with respect to which such party intends to seek indemnification, the Indemnified Party will notify the other party (“Indemnifying Party”) of such action, suit, or proceeding promptly after service of the summons or other first legal process. Such notice will be given by a means of prompt delivery that provides confirmation of receipt to the address detailed below. The failure of the Indemnified Party so to notify the Indemnifying Party will relieve the Indemnifying Party of its indemnity obligation with respect to that action, suit, or proceeding to the extent that such omission results in the forfeiture of substantive rights or defenses by the Indemnifying Party; failure to give prompt notice will not relieve the Indemnifying Party of any liability that it otherwise may have to the Indemnified Party. The Indemnifying Party will be entitled to assume the defense of such action, suit, or proceeding. If the Indemnifying Party elects to assume the defense thereof and retains counsel, the Indemnified Party will bear the fees and expenses of any additional counsel retained by it, unless (1) the employment of counsel by the Indemnified Party has been authorized in writing by the Indemnifying Party, (2) the Indemnified Party has reasonably concluded that there may be legal defenses available to it or other Indemnified Parties that are different from, or in addition to those available to the Indemnifying Party (in which case the Indemnifying Party will not have the right to direct the defense of such action on behalf of the Indemnified Party) or (3) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees and expenses of counsel will be at the expense of the Indemnifying Party or Parties. All such fees and expenses will be reimbursed promptly as they are incurred. An Indemnifying Party will not be liable for any settlement of any action or claim effected without its written consent, or, in connection with any proceeding or related proceeding in the same jurisdiction, for the fees and expenses of more than one separate counsel for all indemnified parties, except to the extent provided herein. The Indemnifying Party will keep the Indemnified Party informed of all material developments and events relating to such action, suit, or proceeding. If the Indemnifying Party does not elect to assume the defense, the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by it, which fees and expenses will be payable to the Indemnified Party at such intervals as the parties may determine or upon the Indemnifying Party’s receipt of a bill related thereto.

In no case shall the indemnification provided in this Section be available to protect any person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its or his obligations or duties hereunder, or by reason of its or his reckless disregard of its or his obligations and duties hereunder.

7.	Treatment of Information Relating to the Parties.

(a)

Each Party shall safeguard and hold confidential from disclosure to unauthorized parties all “Confidential Information” of the other Parties. For purposes of this Section, the term “Confidential Information” shall mean any and all information which is in any way connected with, derived from or related to the business of a Party, including without limitation, any business and financial records, any retail or institutional customer information, computer programs, technical data, investment information, lists, compilations, compositions, programs, plans, devices, descriptions, drawings, methods, techniques, processes, designs, theories concepts or ideas, and any information relating to the pricing or marketing policies, suppliers or customers of a Party. Confidential Information shall not include information to the extent such information is (i) already known to the receiving Party free of any restriction at the time obtained, including information in the public domain; (ii) subsequently learned from an independent third party free of restriction; (iii) known through no wrongful act of either Party; or (iv)

independently developed by one Party without reference to information which is confidential.

(b)

For purposes of this Section, only the officers, directors, managers, and employees of UBSTCPR, each Fund, its investment adviser and those of UBS-FS, including their respective accountants, auditors, service providers and attorneys, shall be authorized parties, provided those individuals have a “need to know” the Confidential Information that is consistent with their respective positions and legal obligations and responsibilities. In the event that one party (the “Disclosing Party”) is requested or required by a court of competent jurisdiction or by any regulatory body which regulates the conduct of the Disclosing Party to disclose any Confidential Information of the other party (the “Non-Disclosing Party”), the Disclosing Party shall provide the Non-Disclosing Party with prompt notice of any such request or requirement so that the Non-Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Non-Disclosing Party, the Disclosing Party is nonetheless, in the opinion of counsel, required to disclose Confidential Information, the Disclosing Party may, without liability hereunder, disclose only that portion of the Confidential Information which such counsel advises the Disclosing Party is required to be disclosed, provided that the Disclosing Party attempt to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the Non-Disclosing Party, at the Non-Disclosing Party’s expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(c)

Each Party further acknowledges and agrees that, in the event of a breach by it of the provisions of this Section, the other party will suffer irreparable harm and damages and, accordingly, shall be entitled to seek injunctive or other equitable relief in a court of competent jurisdiction.

(d)

Each Party acknowledges that it may receive information, including, but not limited to, certain account information, that is “non-public personal information” (“Protected Information”) under Section 248.3(t) of SEC Regulation S-P (“Reg. S-P”), in connection with the services it provides under the Agreement. Each Party acknowledges and agrees that it is prohibited from disclosing or using Protected Information except in the ordinary course of business as necessary to carry out the terms of the Agreement and in compliance with (and not in violation of) Reg. S-P, including, but not limited to, Section 248.11 of Reg. S-P, and other applicable federal and state laws and regulations regarding privacy of consumer information.

(e)

Each Party agrees that to the extent it processes Protected Information on behalf of the other Party, it shall: (i) comply with applicable laws, regulations, rules, guidelines or standards relating to data protection, banking secrecy, confidentiality, data security, data privacy or similar matters (“Data Privacy

Laws”), including all express obligations of a data processor thereunder, (ii) only process Protected Information on the documented instructions of the other Party or where required by applicable law, (iii) implement appropriate technical and organizational measures to protect the Protected Information in a manner that meets the requirements of Data Privacy Laws, (iv) assist the other Party in taking any steps to ensure compliance with Data Privacy Laws, including (to the extent required by such laws) by agreeing to additional provisions or obligations proposed by the other Party in relation to the protection of personal data, (v) inform the other Party immediately on becoming aware of any Security Breach that affects relevant Protected Information, take all legally required actions to respond to such a Security Breach, and, to the extent practicably possible, keep the other Party informed of any ongoing steps taken to address and/or mitigate the impact of any such Security Breach, and (vi) indemnify the other Party against all costs, expenses (including legal expenses), damages, loss (including loss of business or loss of profits), liabilities, demands, claims, actions or proceedings, which a Party may incur arising out of any breach by the data processor of this clause.

(f)

No person is authorized to make any representations concerning shares of the Fund that are inconsistent with the Fund’s currently effective registration statement, including exhibits thereto, or in the offering documents, sales literature, and marketing materials described below. UBS-FS assumes no responsibility or liability for the representations contained in such registration statement or other materials.

(g)

UBS-FS will furnish, or cause to be furnished, to each Fund or its designee any offering documents, sales literature, and marketing materials (including materials disseminated through radio, television, or other electronic media) in which the applicable Fund, its investment adviser or subadviser is named, except that UBS-FS may use advertising, promotional, and other written materials relating to the availability of Shares if that material refers to a Fund only insofar as it includes the name of such Fund indicates that it is available to clients or indicates generally that UBS-FS makes available to its Clients certain funds distributed by it.

(h)

UBS-FS will furnish or cause to be furnished to UBSTCPR sales material required to be furnished pursuant to this Agreement at least five Business Days prior to use, except that if an item of sales material has already been reviewed by UBSTCPR and then is revised solely with respect to statistical data relating to the applicable Fund, UBS-FS will furnish that material or cause it to be furnished to UBSTCPR at least three days prior to use. (“Business Day” shall mean any day that the New York Stock Exchange is open for trading.)

(i)

No sales material that must be submitted to UBSTCPR or its designee under this Agreement shall be used if UBSTCPR or its designee objects to such use within five Business Days after receipt of such material (or, with respect to previously reviewed material that is being revised solely with respect to statistical data on the applicable Fund, within three Business Days), provided however, that such consent shall not be unreasonably withheld.

(j)

Advertising and promotional materials for the Programs also may refer generally to the availability of Shares at net asset value, “no load,” or “load waived;” provided, however, that such materials also reflect that Program Clients will be charged an account management fee in connection with their participation in either Program.

(k)

The Parties acknowledge that UBS-FS or UBSTCPR or any of their affiliates may provide information about the Fund to third-party mutual fund information vendors, such as, but not limited to, Morningstar or Lipper Analytical Services, Inc. (the “Information Vendors”). UBS-FS will review for completeness and accuracy any and all such information it provides to the Information Vendors. UBS-FS assumes no responsibility for information about the Funds available through these Information Vendors.

(l)

Neither Party will use the name of the other party or that of the Funds in any manner without the other party’s written consent, except that advertising, promotional, and other written materials relating to the availability of Fund Shares through UBS-FS may include the names of particular Funds that are available to UBS-FS customers or may indicate generally that UBS-FS makes available to its clients certain funds administered by UBSTCPR and except as required by any applicable federal or state law, rule, or regulation.

(m)

UBSTCPR agrees to comply with the Understanding Regarding the Accuracy, Completeness and Circumstances of Providing Written Materials, attached hereto as Exhibit B, and hereby makes the representations, warranties, and covenants set forth therein which shall be deemed to continue throughout the term of this Agreement.

(n)	The provisions of this Section shall survive any termination of this Agreement.

8.	Subcontracting.

(a)

No subcontracting shall in any way relieve UBS-FS from its obligations to provide the services and UBS-FS shall at all times remain liable for any subcontractor’s performance of services under the Agreement in accordance with its terms as if such subcontractor were UBS-FS.

(b)	UBSTCPR is not responsible for the selection, instructions to and control of the subcontractors by UBS-FS.

(c)	If any UBS-FS subcontractors have access to or the ability to access Fund Confidential Information, then UBS-FS shall include in any subcontract with such subcontractor:

(i)	a provision(s) requiring such subcontractor to protect Fund Confidential Information to at least the same standards in accordance with the requirements of this Agreement;

(d)

UBS-FS shall be solely responsible for ensuring its subcontractors’ full compliance with all relevant terms and conditions of the Agreement applicable to its staff. UBS-FS shall be solely responsible for all payments to its subcontractors including any applicable taxes. A subcontractor may not claim performance of any obligation, any taxes, compensations, expenses and similar directly from the Funds; vice versa the Funds may not claim performance directly from the subcontractor.

9.	Amendments to Agreement. Except as otherwise provided herein, this Agreement may be amended only by an instrument in writing signed by each Party.

10.	Duration and Termination of Agreement.

(a)

This Agreement will continue in effect unless terminated as provided herein. A party may terminate this Agreement without cause by giving the other party sixty (60) days’ written notice of its intention to terminate. This Agreement will terminate automatically in the event of its “assignment” (as defined in the 1940 Act) and will terminate effective immediately upon notice by either UBS-FS or UBSTCPR in the event that the NETWORKING Agreement, if any, is terminated; provided, however, that an assignment by UBS-FS to an affiliate of UBS-FS capable of providing the services contemplated herein pursuant to an internal restructuring of UBS-FS and affiliated entities will not constitute an assignment and will not require notice to, nor consent from, the Fund. Further, to the extent permitted by Applicable Law, UBS-FS may delegate any of its responsibilities hereunder. The termination of this Agreement with respect to any given Fund will not cause its termination with respect to any other Fund.

(b)

This Agreement will terminate, effective immediately upon notice of termination by the other party, if (i) an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against a party; (ii) a party files a petition in bankruptcy or a petition seeking similar relief under any bankruptcy, insolvency, or similar law, or a proceeding is commenced against a party seeking such relief; or (iii) a party is found by the SEC, FINRA, or any other federal or state regulatory agency or authority to have committed a felony violation of any applicable federal or state law, rule, or regulation arising out of its activities in connection with this Agreement. Each party agrees to notify the other promptly in the event of any such filing, finding of violation, or other action under this paragraph.

(c)

The failure of a party to terminate this Agreement for a particular cause will not constitute a waiver of the right to terminate this Agreement at a later date for the same or another cause; provided, however, that any termination for an event specified in above must occur within 120 days of the date on which the terminating party receives notice of the applicable filing or finding of violation.

(d)

After the date of termination of this Agreement (“Termination Date”), the 12b-1 asset-based service fees for assets in shares other than Clean Shares held in the Fund described in Paragraph 5(a) hereof will continue to be due with respect to any Shares held by UBS-FS clients on the Termination Date for so long as such Shares are held by the client and UBS-FS continues to provide the services under this Agreement (other than services relating to shares purchased after the Termination Date). UBS-FS agrees that, in the event of termination of the Agreement as required under this Agreement, it shall provide UBSTCPR with such reports and certificates as UBSTCPR may reasonably request as necessary to determine that the continued payment of compensation has been calculated in accordance with this Agreement.

(e)

If UBS-FS permits a client that withdraws from a Program to move Shares held in a Program to a different UBS-FS advisory program or UBS-FS brokerage account, the payment of compensation by the Fund to UBS-FS with respect to such Shares in a brokerage account shall be governed by the applicable terms in this Agreement.

11.	Anti-Money Laundering and Reporting Responsibilities.

UBS-FS represents that it maintains and implements reasonably designed policies and procedures to comply with the Bank Secrecy Act (as amended by the USA PATRIOT Act) and its implementing regulations. UBS-FS also represents that it will adopt appropriate policies, procedures, and internal controls to comply with any additional laws, rules, or regulations, to which it may become subject. UBS-FS implements a Customer Identification Program (“CIP”) on its underlying customers who invest in the Fund, which includes forming a reasonable belief as to the identity of the underlying customer and the beneficial ownership of that customer, where applicable. UBS-FS also conducts customer due diligence on its underlying customers including the collection of the customer’s source of funds and understanding the nature and purpose of the account. Enhanced due diligence is performed on customers that are determined to pose a higher risk, which includes but are not limited to Politically Exposed Persons (PEPs)). Additionally, and in accordance with Section 356 of the USA PATRIOT Act, UBS-FS maintains a reasonably designed suspicious activity program to detect and report suspicious activity to relevant authorities.

UBS-FS represents that it is aware of and maintains reasonably designed policies and procedures to comply with the United States regulations administered by the Treasury Department’s Office of Foreign Assets Control (“OFAC”) which prohibit, among other things, the engagement in transactions with, holding the securities of, and the provision of services to certain embargoed foreign countries and specially designated nationals, specially designated narcotics traffickers, terrorists, supporters of terrorism and other prohibited parties. UBS-FS further represents that to the best of its knowledge any entity or individual with which it transacts business (and where applicable, their beneficial owners) is: (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation or any sanctions list issued by the European Union or the United Nations (collectively, the “Lists”) and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States.

UBS-FS represents, to the best of its knowledge, that neither it nor any of its members, partners, officers, directors, employees, agents, or other persons associated with or acting on its behalf under this selling agreement has: (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”), the UK Bribery Act 2010, or any other bribery or corruption law that may be applicable; or (d) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

UBS-FS further represents, to the best of its knowledge, that neither it nor any of its directors, officers, agents, employees or other persons associated with or active on behalf of UBS-FS will, directly or indirectly, use any compensation it receives pursuant to this selling arrangement to lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, to make any offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value directly or indirectly to or for the benefit of any Public Official or any other party, if such payment or benefit would or might violate the FCPA, the UK Bribery Act 2010, or the laws of any relevant jurisdiction.

12.

Arbitration. In the event of a dispute with respect to this Agreement that the parties are unable to resolve themselves, such dispute will be settled by arbitration before arbitrators sitting in the Borough of Manhattan, New York, New York in accordance with the then existing FINRA Code of Arbitration Procedure (“FINRA Code”). The arbitrators will act by majority decision, and their award may allocate attorneys’ fees and arbitration costs between the parties. Their award will be final and binding between the parties, and such award may be entered as a judgment in any court of competent jurisdiction. The parties agree that, to the extent permitted by the FINRA Code, the arbitrators will be selected from the securities industry.

13.	Miscellaneous.

(a)	This Agreement will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of choice of laws.

(b)

If any provision of this Agreement is held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of the Agreement will continue to be valid and enforceable.

(c)	The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of the Agreement or otherwise affect their meaning or interpretation.

(d)

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement, but such counterparts shall together constitute but one and the same instrument.

(e)

Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given under this Agreement will be given in writing and delivered by (1) personal service, (2) postage prepaid mail -- return receipt requested, (3) facsimile machine or (4) a similar means of same day delivery which provides evidence of receipt (each with a confirming copy by mail as set forth herein). All notices to UBS-FS will be given or sent to its offices at:

UBS Financial Services Inc.

1000 Harbor Blvd, 3rd Floor

Weehawken, NJ 07086

Attention: Non-Proprietary Mutual Funds Department – Vendor Contracts Dept.

with a copy to:

UBS Financial Services Inc.

Legal Department

1000 Harbor Blvd, 8th Floor

Weehawken, NJ 07086

Attention: Retail Products Group – Non-Proprietary Mutual Funds.

All notices to UBSTCPR will be given or sent to:

UBS Trust Company of Puerto Rico

American International Plaza Building - Tenth Floor

250 Muñoz Rivera Avenue

San Juan, Puerto Rico 00918

Each party may change the address to which notices will be sent by giving written notice to the other party.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized representative of the parties hereto:

(please print or type)

UBS TRUST COMPANY OF PUERTO RICO

By:	/s/ José Arias
Name:	José Arias
Title:	Managing Director
Date:	March 28, 2022

By:	/s/ Claudio Ballester
Name:	Claudio Ballester
Title:	Executive Director
Date:	March 28, 2022

UBS FINANCIAL SERVICES INC.		UBS FINANCIAL SERVICES INC.

By:	/s/ William Reilly	By:	/s/ Melanie Selwyn
Name:	William Reilly	Name:	Melanie Selwyn
Title:	Director	Title:	Director
Date:	March 28, 2022	Date:	March 28, 2022

EXHIBIT A

The following classes of Shares shall be excluded from the Agreement:

None

Other Limitations:

None

A-1

EXHIBIT B

UNDERSTANDING REGARDING THE

ACCURACY, COMPLETENESS AND CIRCUMSTANCES OF PROVIDING

WRITTEN MATERIALS

UBS Financial Services Inc. and its affiliates (“UBS-FS”) have a formal policy relating to all offering documents, sales literature, and marketing materials1 of outside mutual fund products made available through UBS-FS, including all such materials distributed or made available by the Funds. Therefore, all such materials must be provided in advance to UBS-FS’ Non-Proprietary Mutual Funds Department for review and approval before use, and all such materials must be up-to-date as of the time they are distributed or made available by the Funds to UBS-FS personnel, including, but not limited to, UBS-FS’ employees, agents and representatives. In addition, for all such materials that the Funds distribute or make available to UBS-FS personnel, UBSTCPR represents, warrants and covenants now and in the future that:

1.        Public Materials: All materials intended for public dissemination which are distributed or made available by the Funds to UBS-FS personnel have been submitted to and cleared by the United States Securities and Exchange Commission or the Financial Industry Regulatory Authority (“FINRA”), as appropriate for use by a FINRA member, and comply with applicable laws, rules, and regulations.

2.        Continuing Compliance: UBSTCPR acknowledges that the distribution to UBS-FS personnel of the above-referenced materials that are not in compliance with the above statements is strictly prohibited, and UBSTCPR acknowledges that UBS-FS is relying on UBSTCPR fulfilling the UBSTCPR’s obligations and agreements hereunder. Further, UBSTCPR will take all reasonable actions to prevent the distribution to UBS-FS personnel of any such materials that are inconsistent with these representations.

1 Sales literature, marketing materials and “Internal Use Only” documents include, but are not limited to: broker-dealer kits; brochures; newsletters; advertisements; documents regarding sales promotions or contests; questions and answer sheets; scripts; speech outlines or other public presentations; prospecting or solicitation letters; slide presentations; audiotapes and videotapes; columns prepared for outside publications; reprints or excerpts from published materials; and any documents or materials adapted from the above materials.

B-1

EXHIBIT C

The following wrap-fee programs sponsored by UBS Financial Services Inc. shall be available under this Agreement:

PACE

Strategic Advisor

Strategic Wealth Portfolio

Advisor Allocation Program

Portfolio Management Program (PMP) / Premier Portfolio Management (PPM)

UMA

Institutional Consulting Program Accounts with Wrap Fee Pricing

Any additional fee-based or wrap fee program UBS may make available to clients.

C-1

SCHEDULE I

Funds:

Short Term Investment Fund for Puerto Rico Residents, Inc. (“STIF”)

U.S. Monthly Income Fund for Puerto Rico Residents, Inc. (“USMIF”)

Multi-Select Securities Fund for Puerto Rico Residents (“MSSF”)

Fees:

Fees on Program Assets: 0.05% (5 basis points) per annum of the average monthly amounts that are invested in USMIF and MSSF as a result of the sale through the Programs of Clean Shares of such Funds, to be computed and paid on a quarterly basis, in consideration of distribution, marketing support and other services (the “Distribution Support Fee”).

Fees on Retail (i.e. non Program) Assets: a quarterly fee at the annual rate of 0.05% (5 basis points) of the net asset value of the Clean Shares of USMIF and MSSF, excluding the sales of the Funds’ shares in the various Programs, sales of money market funds and sales of offshore funds (“Excluded Shares”), in UBS-FS Accounts as of the end of such quarter (the “Asset Base”), valued as of the close of business on the last business day of the quarter.

For the avoidance of doubt, as of the date hereof, STIF will not be subject to the foregoing fees.

1

SCHEDULE II

Sub-Transfer Agency and Shareholder Services Agreement

2